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                                                                    EXHIBIT 4.12


                           CERTIFICATE OF DESIGNATIONS

                                       OF

                 SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

                                       OF

                            TRINITY INDUSTRIES, INC.

                                   ----------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

                                   ----------

         The undersigned authorized officer of Trinity Industries, Inc., a Delaware corporation (the "Corporation"), on behalf of the Corporation, does hereby certify that the Board of Directors of the Corporation (the "Board of Directors"), at a duly called meeting, granted and conferred to a special committee of the Board of Directors (the "Pricing Committee") all requisite authority to create a series of preferred stock of the Corporation and designate the number of shares and voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof. The Pricing Committee, pursuant to a duly executed written consent, duly adopted the following resolution and such resolution has not been modified and is in full force and effect:

         RESOLVED that, pursuant to the authority vested in the Pricing Committee by the Board of Directors in accordance with the provisions of the Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation"), a series of preferred stock of the Corporation is hereby created and the designation and number of shares thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof, are as set forth below in this Certificate of Designations:

1.       Certain Definitions.

                  Unless the context otherwise requires, the terms defined in this Section 1 shall have, for all purposes of this resolution, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

                  "Additional Shares of Common Stock" has the meaning set forth in Section 5(g) below.

                  "Aggregate Consideration Received" has the meaning set forth in Section 5(g) below.



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                  "Beneficial Owner" has the meaning assigned to such term in
Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" shall be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether or not such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" shall have a corresponding meaning.

                  "Board of Directors" has the meaning set forth in the preamble above.

                  "Business Day" means a day other than a Saturday or Sunday or a day on which commercial banks in the City of New York are authorized or obligated by law or executive order to close.

                  "Cash Dividends" has the meaning set forth in Section 3(b) below.

                  "Certificate of Incorporation" has the meaning set forth in the preamble above.

                  "Change of Control" means the occurrence of any of the following:

                           (1) the direct or indirect sale, transfer, conveyance
                  or other disposition (other than by way of merger, consolidation or transfer of the Corporation's Voting Stock), in one or a series of related transactions, of all or substantially all of the properties or assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than the Corporation or a wholly-owned Subsidiary of the Corporation; or

                           (2) the consummation of an acquisition of the
                  Corporation by another Person by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation other than one effected for the purpose of reincorporating the Corporation) that results in such Person becoming the Beneficial Owner, directly or indirectly, of 50% or more of the Voting Stock of the Corporation, measured by voting power rather than number of shares.

                  "Common Equity" means all shares now or hereafter authorized of any class of common stock of the Corporation, including the Common Stock, and any other stock of the Corporation, howsoever designated, authorized after the Initial Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

                  "Common Stock" means the common stock, $1.00 par value per share, of the Corporation.

                  "Conversion Date" has meaning set forth in Section 5(b) below.

                  "Conversion Price" shall initially mean $22.46 and thereafter shall be subject to adjustment from time to time pursuant to the terms of
Section 5 below.



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                  "Convertible Preferred Stock" has the meaning set forth in
Section 2 below.

                  "Convertible Securities" has the meaning set forth in Section 5(g) below.

                  "Corporation" has the meaning set forth in the preamble above.

                  "Current Market Price" means, for a share of Common Stock on any date, the average of Quoted Prices for the ten (10) consecutive Trading Days ending on the first Business Day prior to such date (if the first Business Day prior to such date is a Trading Day, or if not, then on the last Trading Day prior to the first Business Day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the Trading Days during the ten (10) Trading Day period and ending on such date, of any event that would result in an adjustment to the Conversion Price of the Convertible Preferred Stock.

                  "Dividend Payment Date" has the meaning set forth in Section 3(c) below.

                  "Dividend Period" means the period from, and including, the Initial Issue Date to, but not including, the first Dividend Payment Date and thereafter, each semi-annual period from, and including, each Dividend Payment Date to, but not including, the next Dividend Payment Date.

                  "Dividend Rate" means four and one half percent (4.5%) per annum of Liquidation Preference.

                  "Effective Price" has the meaning set forth in Section 5(g) below.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Extraordinary Distribution" shall mean any dividend or other distribution (effected while any of the shares of Convertible Preferred Stock are outstanding) to the holders of Common Stock of (i) cash, other than where such cash dividend or distribution is an ordinary or regular quarterly cash dividend and/or (ii) any shares of capital stock of the Corporation (other than shares of Common Stock), other securities of the Corporation, evidences of indebtedness of the Corporation or any other person, or any other property (including shares of any Subsidiary of the Corporation) or any combination thereof.

                  "Fair Value" means the fair value determined in good faith by the Board of Directors and reflected in a formal resolution thereof.

                  "Initial Issue Date" means the date that shares of Convertible Preferred Stock are first issued by the Corporation.

                  "Junior Stock" means, for the purposes of Section 3 below, Common Equity, the Series A Junior Preferred Stock and any class or series of stock of the Corporation which is not entitled to receive any dividends in any Dividend Period unless all dividends required to have been paid or declared and set apart for payment on the Convertible Preferred Stock and any other Parity Stock shall have been so paid or declared and set apart for payment, and for purposes of Section 4 below, shall mean Common Equity, the Series A Junior Preferred Stock and any class



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or series of stock of the Corporation which is not entitled to receive any assets upon liquidation, dissolution or winding up of the affairs of the Corporation until the Convertible Preferred Stock and any other Parity Stock shall have received the entire amount to which such stock is entitled upon such liquidation, dissolution or winding up.

                  "Liquidation Event" shall mean a voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the Corporation (in connection with the bankruptcy or insolvency of the Corporation or otherwise). A Liquidation Event shall also include a Change of Control if the holders of a majority of the then outstanding Convertible Preferred Stock designate such Change of Control as a Liquidation Event in a written notice delivered to the Corporation prior to or immediately after such Change of Control.

                  "Liquidation Preference" shall mean $100,000 per share of Convertible Preferred Stock.

                  "Mandatory Conversion Date" has the meaning set forth in
Section 6(b) below.

                  "Mandatory Conversion Notice" has the meaning set forth in
Section 6(b) below.

                  "Mandatory Conversion Target Price" has the meaning set forth in section 6(a) below.

                  "New Shares" has the meaning set forth in Section 13(a) below.

                  "Parity Stock" shall mean, for purposes of Section 4 below, any class or series of stock of the Corporation authorized after the Initial Issue Date which is entitled to receive assets upon liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Convertible Preferred Stock without preference or priority of one over the other.

                  "Person" means any individual, corporation, association, partnership, joint venture, limited liability company, trust, estate or other entity.

                  "PIK Dividends" has the meaning set forth in Section 3(b) below.

                  "Pricing Change" has the meaning set forth in Section 5(g) below.

                  "Pricing Committee" has the meaning set forth in the preamble.

                  "Quoted Price" means, for any Trading Day, the price determined as follows: (i) if the Common Stock is listed on the New York Stock Exchange, the daily volume weighted average price of the Common Stock on the New York Stock Exchange as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (ii) if the foregoing does not apply, the daily volume weighted average price of the Common Stock on any trading market where the Common Stock is listed or traded as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. Eastern Time to 4:00 p.m. Eastern Time); (iii) if the foregoing does not apply, the daily volume weighted average price of the Common Stock on a national exchange or in the over-the-counter market on the electronic bulletin board for the Common Stock; or (iv) if the foregoing does not apply, the most recent bid



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price per share of Common Stock as reported in the "pink sheets" by the National
Quotation Bureau, Inc., in each case, for such Trading Day. If the Quoted Price cannot be calculated for the Common Stock on any of the foregoing bases, the Quoted Price of the Common Stock shall be the fair market value as determined by the Board of Directors in good faith and reflected in a formal resolution.

                  "Redemption Date" means the fifth anniversary of the Initial Issue Date.

                  "Redemption Price" means a price per share equal to the Liquidation Preference per share, plus an amount equal to all cumulative dividends accrued and unpaid on such share to the Redemption Date.

                  "Redemption Market Price" means the product of (i) 0.9, multiplied by (ii) the average of the Quoted Prices of the Common Stock for the thirty (30) consecutive Trading Days ending on the first Business Day prior to the Redemption Date (if the first Business Day prior to the Redemption Date is a Trading Day, or if not, then on the last Trading Day prior to the first Business
Day), appropriately adjusted to take into account the occurrence, during the period commencing on the first of the Trading Days during the thirty (30) Trading Day period and ending on the Redemption Date, of any event that would result in an adjustment to the Conversion Price of the Convertible Preferred Stock.

                  "Rights or Options" has the meaning set forth in Section 5(g) below.

                  "Series A Junior Preferred Stock" means the Series A Junior Participating Preferred Stock, no par value, of the Corporation.

                  "Subsidiary" means, with respect to any specified Person:

                           (1) any corporation, association or other business
                  entity of which more than 50% of the total voting power of shares of Voting Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

                           (2) any partnership (a) the sole general partner or
                  the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

                  "Target Price" means, as of any date, the lesser of (i) the product of (A) 0.88 multiplied by (B) the Current Market Price for such date and
(ii) the product of (A) 0.88 multiplied by (B) the Quoted Price for the first Business Day prior to such date (if the first Business Day is a Trading Day, or if not, then on the last Trading Day prior to the first Business Day).

                  "Trading Day" means, with respect to any security, (i) if the applicable security is traded on the New York Stock Exchange, any day on which the New York Stock Exchange is



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open for business and a Quoted Price may be ascertained or (ii) if the applicable security is not traded on the New York Stock Exchange, any day on which any market in which the applicable security is primarily then traded and in which a Quoted Price may be ascertained is open for business.

                  "Voting Stock" means, as of any date, the capital stock of the Corporation that is at the time entitled to vote in the election of the Board of Directors.

2. Number of Shares and Designations. Six Hundred (600) shares of the preferred stock, no par value, of the Corporation are hereby constituted as a series of the preferred stock designated as Series B Redeemable Convertible Preferred Stock (the "Convertible Preferred Stock").

3. Dividends.

                  (a) The record holders of Convertible Preferred Stock shall be entitled to receive dividends payable by the Corporation at the Dividend Rate. Such dividends shall be cumulative from the Initial Issue Date and shall be payable cumulatively in arrears, as to each share of Convertible Preferred Stock, when, as and if declared by the Board of Directors out of funds legally available therefor, on every successive Dividend Payment Date (defined below) and upon conversion or redemption of such share.

                  (b) Dividends on the Convertible Preferred Stock shall be paid, at the Corporation's option and in its sole discretion, (i) in fully paid and nonassessable shares of Common Stock (such dividends paid in kind being herein called "PIK Dividends") or (ii) in cash (such dividends being referred to as the "Cash Dividends"). PIK Dividends shall be paid by delivering to each record holder of Convertible Preferred Stock a number of shares of Common Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to shares of Convertible Preferred Stock owned by such record holder on the record date for the applicable Dividend Payment Period (rounded to the nearest whole cent) by (y) the Current Market Price on the applicable Dividend Payment Date. The Corporation shall not issue fractional shares of Common Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall deliver its check in an amount equal to the applicable fractional amount as computed in accordance with
Section 5(c). The Cash Dividends shall be payable when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends.

                  (c) Dividends on shares of Convertible Preferred Stock shall accrue and be cumulative from and including the Initial Issue Date to and including the date on which such shares shall have been converted into Common Stock or redeemed. Such dividends shall accrue whether or not there shall be (at the time such dividend becomes payable or at any other time) profits, surplus or other funds of the Corporation legally available for the payment of dividends, and whether or not the Board of Directors declares them. Dividends shall be payable semi-annually in arrears on July 1 and January 1 of each year (each, a "Dividend Payment Date"), commencing on January 1, 2004. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day. The amount of dividends payable on Convertible Preferred Stock for each full Dividend Period shall be computed by dividing by two (2), the annual dividend at the



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Dividend Rate. Dividends shall be paid to the holders of record of the
Convertible Preferred Stock as their names shall appear on the share register of the Corporation on the record date for such dividend. The term "record date" as used herein with respect to the payment of dividends means, with respect to the dividends payable on January 1 and July 1 of each year, December 16 and June 16 of each year, respectively, or such other record date, not more than sixty (60) and not less than ten (10) days preceding the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable in any Dividend Period which is less than a full Dividend Period in length will be computed on the basis of a three hundred sixty (360) day year consisting of twelve (12) thirty-day months. For any Dividend Period in which accrued dividends are not paid in full on the Dividend Payment Date first succeeding the end of such Dividend Period, then on such Dividend Payment Date such accrued and unpaid dividends shall be added to the Liquidation Preference of the Convertible Preferred Stock (only for the purposes of calculating future dividend payments and not for the purposes of any other term or provision of this Certificate of Designations), effective at the beginning of the Dividend Period succeeding the Dividend Period as to which such dividends were not paid, until such accrued and unpaid dividends have been paid in full. Dividends on account of arrears for any past Dividend Periods may be declared and paid at any time to holders of record on the record date therefor.

                  (d) Unless all dividends to which the holders of Convertible Preferred Stock shall have been entitled for all previous Dividend Periods shall have been paid or declared and a sum of money or PIK Dividends, as applicable (as provided in Section 3(b)), sufficient for the payment thereof has been set apart, the Corporation shall not declare, pay or set apart for payment on any Junior Stock any dividends whatsoever, whether in cash, stock, property or otherwise (other than dividends payable in shares of the class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Stock other than Common Stock, together with cash in lieu of fractional shares), nor shall the Corporation make any distribution on any Junior Stock, nor shall any Junior Stock be purchased, redeemed, retired or otherwise acquired by the Corporation or any of its Subsidiaries nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock.

4. Distributions Upon Liquidation, Dissolution or Winding Up.

                  (a) In the event of any Liquidation Event, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, the holders of Convertible Preferred Stock shall be entitled to be paid out of the assets of the Corporation in cash or property at its fair market value, as determined by the Board of Directors in good faith and reflected in a formal resolution, an amount per share equal to the Liquidation Preference plus an amount equal to all dividends accrued and unpaid thereon to the date of such Liquidation Event. Upon payment in full of the Liquidation Preference and all accrued and unpaid dividends to which each holder of shares of Convertible Preferred Stock is entitled, each holder of shares of Convertible Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Corporation.

                  (b) If, upon any such Liquidation Event, the assets of the Corporation legally available for distribution to the holders of Convertible Preferred Stock and holders of any Parity Stock shall be insufficient to permit the payment in full of the Liquidation Preference per share plus an amount equal to all dividends accrued and unpaid on the Convertible Preferred Stock and the full



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liquidating payments on all Parity Stock, then such assets of the Corporation shall be ratably distributed among the holders of Convertible Preferred Stock and of any Parity Stock in proportion to the full amounts to which they would otherwise be entitled if all amounts payable thereon were paid in full.

                  (c) Written notice of any Liquidation Event, stating the payment date or dates when and the place where the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage prepaid, not less than 30 days prior to any payment date stated therein, to the holders of record of the shares of Convertible Preferred Stock at their address as the same shall appear in the records of the Corporation.

5. Conversion Rights of Holders.

                  (a) A holder of shares of Convertible Preferred Stock shall have the right, at such holder's option, to convert all or any portion of its shares of Convertible Preferred Stock into Common Stock at any time before the close of business on the Business Day preceding the Redemption Date. For the purposes of conversion, each share of Convertible Preferred Stock shall be valued at the Liquidation Preference plus all accrued and unpaid dividends on such share through the Conversion Date, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. No other payment or adjustment for dividends shall be made upon such conversion, and upon such conversion all unpaid dividends with respect to such converted stock shall be deemed paid in full without regard to any record holder at any record date for such unpaid dividends. Immediately following such conversion, the rights of the holders of converted Convertible Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Convertible Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.

                  (b) To convert Convertible Preferred Stock, a holder must (i) surrender the certificate or certificates evidencing the shares of Convertible Preferred Stock to be converted, duly endorsed at the principal office of the Corporation or transfer agent for the Convertible Preferred Stock, if any, (ii) notify the Corporation at such office that such holder elects to convert Convertible Preferred Stock, and the number of shares such holder wishes to convert, (iii) state in writing the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued, and
(iv) pay any transfer or similar tax if required (provided, however, that no such payment shall be required if the Common Stock issuable upon conversion is to be issued in the name of the converting holder of Convertible Preferred Stock). In the case of lost or destroyed certificates evidencing ownership of shares of Convertible Preferred Stock to be surrendered for conversion, the holder shall submit such proof of loss or destruction and, if requested by the Corporation, an appropriate indemnity, reasonably required by the Corporation. In the event that a holder fails to notify the Corporation of the number of shares of Convertible Preferred Stock which such holder wishes to convert, such holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practicable after the Conversion Date, the Corporation shall deliver or shall deliver through its transfer agent a certificate for the number of full shares of Common Stock issuable upon the conversion, a check for any fractional share and a new certificate representing the unconverted portion, if any, of the shares of Convertible Preferred Stock represented by the certificate or certificates surrendered for conversion.



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The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date until such time as record ownership is transferred. All shares of Common Stock issuable upon conversion of the Convertible Preferred Stock shall be fully paid and nonassessable.

                  (c) If a holder of Convertible Preferred Stock converts more than one share at a time the number of full shares of Common Stock issuable upon conversion shall be based on the total number of all shares of Convertible Preferred Stock converted. The Corporation shall not issue a fractional share of Common Stock upon conversion of Convertible Preferred Stock. Instead, the Corporation shall deliver a check for an amount equal to the value of the fractional share. The value of a fraction of a share is determined by multiplying the Current Market Price of the Common Stock as of the Conversion Date by the fraction, rounded to the nearest cent.

                  (d) A holder delivering Convertible Preferred Stock for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of Common Stock on conversion but will be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the shares of Common Stock. Certificates representing shares of Common Stock will not be issued or delivered unless all taxes and duties, if any, payable by the holder have been paid.

                  (e) The Corporation has reserved and shall continue to reserve out of its authorized but unissued Common Stock and/or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Convertible Preferred Stock in full. All shares of Common Stock which may be issued upon conversion of Convertible Preferred Stock shall be fully paid and nonassessable. The Corporation will comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Convertible Preferred Stock and will list such shares on the principal United States securities exchange on which the Common Stock is then listed.

                  (f) If the Corporation, after the Initial Issue Date:

                           (i) pays a dividend or makes a distribution on its
Common Stock in shares of its Common Stock;

                           (ii) subdivides its outstanding shares of Common
Stock into a greater number of shares;

                           (iii) combines its outstanding shares of Common Stock
into a smaller number of shares; or

                           (iv) issues by reclassification of its Common Stock
any shares of its capital stock;

then the Conversion Price (as in effect immediately prior to such action) shall be proportionately adjusted so that the holder of Convertible Preferred Stock thereafter converted may receive for the same aggregate Conversion Price the aggregate number and kind of shares of capital stock of the Corporation that such holder would have owned immediately following such action if such holder had converted Convertible Preferred Stock immediately prior to such action. The adjustment shall



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become effective immediately after the record date in the case of dividend or distribution and immediately after the effective date of a subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur. If, after an adjustment referred to in clauses (i) through (iv) above, a holder of Convertible Preferred Stock upon conversion of it may receive shares of two or more classes of capital stock of the Corporation, the Corporation shall determine the allocation of the Conversion Price between the classes of capital stock. After such allocation, the conversion rights and the Conversion Price with respect to each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section 5(f).

                  (g) If, at any time or from time to time after the Initial Issue Date, the Corporation issues or sells, or is deemed by the provisions of this Section 5(g) to have issued or sold, Additional Shares of Common Stock, otherwise than in connection with a transaction described in Section 5(f), for an Effective Price that is less than the Target Price (without regard to any adjustments to the Conversion Price as a result of such issue or sale) for the date of such issue or sale, then, and in each such case, the Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

                           (i) The numerator of which shall be the sum of (A)
the number of shares of Common Stock outstanding immediately prior to such issue or sale of Additional Shares of Common Stock plus (B) the quotient of (x) the Aggregate Consideration Received (as hereinafter defined) by the Corporation for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued or sold), divided by (y) by the Target Price (without regard to any adjustments to the Conversion Price as a result of such issue or sale) for the date of such issue or sale; and

                           (ii) The denominator of which shall be the sum of (A)
the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (B) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued or sold).

                  For the purpose of making any adjustment required under this
Section 5(g):

                  "Additional Shares of Common Stock" shall mean all shares of Common Stock issued by the Corporation, whether or not subsequently reacquired or retired by the Corporation, other than (i) shares of Common Stock issued or issuable upon conversion of Convertible Preferred Stock, and (ii) shares of Common Stock issuable upon conversion of Convertible Securities outstanding as of the Initial Issue Date, upon exercise of Rights or Options outstanding on the Initial Issue Date or upon exercise of Rights or Options described in the proviso to the definition of Rights or Options.

                  The "Aggregate Consideration Received" by the Corporation for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the amount of cash received by the Corporation in connection with such issuance or sale; (B) to the extent it consists of property other than cash, be the Fair Value of that property; (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together



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with other stock or securities or other assets of the Corporation for a consideration which covers both, be the Fair Value of the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options; and (D) if Additional Shares of Common Stock are issued or sold in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                  "Convertible Securities" shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

                  The "Effective Price" of Additional Shares of Common Stock shall mean the quotient determined by dividing the Aggregate Consideration Received, or deemed to have been received, by the Corporation under this Section 5(g), for the issue of such Additional Shares of Common Stock by the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Corporation under this Section 5(g).

                  "Rights or Options" shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities, provided that the definition of "Rights or Options" shall not include such warrants, options or other rights issued or granted to officers, directors, consultants or employees of the Corporation pursuant any equity incentive plan or agreement approved by the Board of Directors, including, but not limited to,
(i) Trinity Industries, Inc., Stock Option Plan with Stock Appreciation Rights;
(ii) Trinity Industries, Inc. 1998 Stock Option and Incentive Plan; (iii) Trinity Industries, Inc. 1998 Stock Option and Incentive Plan, as amended; (iv) 1989 Stock Option Plan with Stock Appreciation Rights; (v) Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates as Restated Effective April 1, 1999; (vi) Supplemental Profit Sharing Plan for Employees of Trinity Industries, Inc. and Certain Affiliates; (vii) Transcisco Industries, Inc. Amended and Restated (1994) Stock Option Plan; (viii) Transcisco Industries, Inc. Directors' Stock Option Plan; (ix) Transcisco Industries, Inc. Stock Purchase Plan; and (x) Rights Agreement dated March 11, 1999, as amended by Amendment No. 1 dated August 12, 2001 and Amendment No. 2 dated October 26, 2001.

                  For the purpose of making any adjustment to the Conversion Price required under this Section 5(g), if after the Initial Issue Date, the Corporation issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Target Price, then the Corporation shall be deemed to have issued, at the time of the issuance of such Rights or Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights or Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such securities, an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that (i) if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, then the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses, and (ii) if the minimum amount of consideration payable to the Corporation upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events other than by reason of antidilution or similar protective adjustments, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced. On any change (a "Pricing Change") in the number of shares of Common Stock deliverable upon exercise of any Rights or Options or the conversion or exchange of any Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including, but not limited to, a change resulting from the antidilution provisions thereof, the Conversion Price as then in effect shall forthwith be readjusted to such Conversion Price as would have been obtained had the unexercised portion of such Rights or Options or Convertible Securities been originally issued with the exercise or conversion price in effect following such Pricing Change. On the expiration or cancellation of any Rights or Options that are unexercised, or the termination of the right to convert or exchange any such Convertible Securities, if the Conversion Price shall have been adjusted upon the issuance thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had an adjustment been made upon the issuance of such Rights or Options or such Convertible Securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Rights or Options or upon the conversion or exchange of such Convertible Securities. No adjustment of the Conversion Price shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.

                  (h) If the Corporation at any time after the Initial Issue Date fixes a record date for an Extraordinary Distribution to the holders of its outstanding Common Stock, whether by way of dividend, spin-off or otherwise, then, at the option of the Corporation in its sole discretion, either:

                           (i) the Corporation will make adequate provision so
that each share of Convertible Preferred Stock outstanding on the first day that the Common Stock trades ex-distribution shall have the right to receive, only upon conversion of such share of Convertible Preferred Stock and in addition to any shares of Common Stock issuable upon conversion thereof, the Extraordinary Distribution to which such share of Convertible Preferred Stock would have been entitled as if such share of Convertible Preferred Stock was converted into Common Stock immediately prior to the record date for the Extraordinary Distribution; or

                           (ii) the Conversion Price in effect immediately
before the close of business on the day that the Common Stock trades ex-distribution will be adjusted by multiplying (A) the Conversion Price by (B) a fraction, the numerator of which will be the Quoted Price on the Trading Day immediately before the day that the Common Stock trades ex-distribution and the denominator of which will be the sum of (x) the Quoted Price on the Trading

Day immediately before the day that the Common Stock trades ex-distribution, plus (y) the Fair Value of the Extraordinary Distribution distributed to each share of Common Stock.

                  (i) No adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price. Any adjustments which by reason of this Section 5(i) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                  (j) The Corporation shall take no action that would cause any adjustment under this Section 5 that would reduce the Conversion Price below the par value of the Common Stock.

                  (k) Whenever the Conversion Price is adjusted, the Corporation shall promptly mail to holders of Convertible Preferred Stock, first class, postage prepaid, a notice of the adjustment and a certificate from the Corporation's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

                  (l) The Corporation from time to time may, by a vote of two-thirds of the Board of Directors, reduce the Conversion Price then in effect by any amount for any period of time if the period is at least twenty (20) Business Days and if the reduction is irrevocable during the period, but in no event may the Conversion Price be less than the par value of a share of Common Stock. Whenever the Conversion Price is so reduced, the Corporation shall mail to holders of Convertible Preferred Stock a notice of the reduction. The Corporation shall mail the notice first class, postage prepaid, at least 20 days before the date the reduction in the Conversion Price is to take effect. The notice shall state the reduced Conversion Price and the period it will be in effect. A Conversion Price reduced pursuant to this Section 5(l) is subject to any further changes or adjustments required by Section 5(f), Section 5(g) and
Section 5(h) above.

                  (m) All shares of Convertible Preferred Stock converted pursuant to this Section 5 shall be retired and shall be restored to the status of authorized and unissued shares of preferred stock, without designation as to series and may thereafter be reissued as shares of any series of preferred stock other than Convertible Preferred Stock.

                  (n) Notwithstanding anything contained in this Certificate of Designations to the contrary, there shall be no adjustment of the Conversion Price in the case of the issuance of any securities of the Corporation in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 5 or Section 13. If any action or transaction would require adjustment of the Conversion Price pursuant to one or more sections of this Certificate of Designations, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value.

6. Mandatory Conversion.

                  (a) The Corporation shall have the right, at its option and in its sole discretion, to cause all, but not less than all, of the then outstanding shares of the Convertible Preferred Stock to be automatically converted into shares of Common Stock, with any resulting fractional shares of Common Stock to be settled in accordance with Section 5(c). For the purposes of conversion, each share of Convertible Preferred Stock shall be valued at the Liquidation Preference plus all accrued and unpaid dividends on such share through the Mandatory Conversion Date, which shall be divided by the Conversion Price in effect on the Mandatory Conversion Date to determine the number of shares issuable upon conversion. No other payment or adjustment for dividends shall be made upon such conversion, and upon such conversion all unpaid dividends with respect to such converted stock shall be deemed paid in full without regard to any record holder at any record date for such unpaid dividends. The Corporation may exercise its right to cause a mandatory conversion pursuant to this Section 6 only if the Quoted Price of a share of the Common Stock equals or exceeds the applicable Mandatory Conversion Target Price for each of the ten (10) consecutive Trading Days ending on the last Trading Day prior to the date of the Mandatory Conversion Notice. "Mandatory Conversion Target Price" means, for each of the Trading Days in such ten (10) consecutive Trading Day period, the product of (x) the Conversion Price in effect for such Trading Day, multiplied by (y) two (2).

                  (b) To exercise the mandatory conversion right described in
Section 6(a), the Corporation shall furnish notice of the Corporation's intention to mandatorily convert the outstanding shares of the Convertible Preferred Stock (the "Mandatory Conversion Notice") by first class mail to each holder thereof, not later than the tenth (10th) day prior to the date on which the mandatory conversion would occur (the "Mandatory Conversion Date"). The Mandatory Conversion Date will be a date selected by the Corporation and will be at least ten (10) days but no more than twenty-five (25) days after mailing of the notice described in this Section 6(b) to the holders.

                  (c) In addition to any information required by applicable law or regulation, the notice of a mandatory conversion described in Section 6(b) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of the Convertible Preferred Stock; (iii) the number of shares of the Convertible Preferred Stock to be converted; and (iv) that dividends on the shares of the Convertible Preferred Stock to be converted will cease to be payable on the Mandatory Conversion Date.

                  (d) On the Mandatory Conversion Date, dividends will cease to be payable on the Convertible Preferred Stock, and all rights of any holder with respect to the shares of the Convertible Preferred Stock, including the rights, if any, to receive distributions of the Corporation's assets (including, but not limited to, the Liquidation Preference) or notices from the Corporation, will terminate, except only for the rights of any such holder to (i) receive physical certificates (if applicable) for the number of whole shares of Common Stock into which such holder's shares of the Convertible Preferred Stock have been converted and cash in lieu of any fractional share, and (ii) exercise the rights to which it is entitled as a holder of Common Stock into which such holder's shares of the Convertible Preferred Stock have been mandatorily converted.

7. Mandatory Redemption by the Corporation.

                  (a) On the Redemption Date, the Corporation will be obligated, subject to having legally available funds, to redeem all outstanding shares of Convertible Preferred Stock at the Redemption Price. No other payment or adjustment for dividends shall be made upon such redemption, and upon such redemption all unpaid dividends with respect to such redeemed stock shall be deemed paid in full without regard to any record holder at any record date for such unpaid dividends.

                  (b) The Corporation may, at its option and in its sole discretion, elect to pay the Redemption Price in cash or in shares of Common Stock with each such share valued at the Redemption Market Price, or in any combination of cash or shares of Common Stock.

         The Corporation's right to redeem Convertible Preferred Stock, in whole or in part, with shares of Common Stock is subject to the following conditions (which conditions are for the sole benefit of the holders of Convertible Preferred Stock and may be waived by the holders of a majority of the then outstanding shares of Convertible Preferred Stock in their sole discretion):

                           (i) such shares shall be duly authorized, validly
issued, fully paid and nonassessable; and

                           (ii) the Corporation shall have listed such shares of
Common Stock on the principal United States securities exchange on which the Common Stock is then listed.

         If such conditions (which conditions the Corporation shall use its reasonable best efforts to satisfy) are not so satisfied with respect to a holder prior to the close of business on the Redemption Date, the Corporation will pay the Redemption Price of such holder's shares of Convertible Preferred Stock entirely in cash unless the Corporation does not have funds legally available or the Corporation's credit facilities or other contractual obligations prohibit it from paying the Redemption Price in cash. The Corporation may not change the form or components or percentages of components of consideration to be paid for the shares of Convertible Preferred Stock once the Corporation has given any notice that it is required to give to holders of the Convertible Preferred Stock, except as described in the first sentence of this Section.

         The Corporation shall provide notice to the holders of the Convertible Preferred Stock reasonably promptly upon the determination of the actual number of shares of Common Stock deliverable upon any redemption of the Convertible Preferred Stock.

                  (c) Payment of the Redemption Price for Convertible Preferred Stock is conditioned upon book-entry transfer of or physical delivery of the certificates representing the Convertible Preferred Stock, together with necessary endorsements, to the Corporation's transfer agent at any time after delivery of the notice of redemption. Payment of the Redemption Price for the Convertible Preferred Stock will be made promptly following the later of five
(5) Business Days following the Redemption Date and the time of book-entry transfer of or physical delivery of certificates representing the Convertible Preferred Stock.

                  (d) If the transfer agent holds money or securities sufficient to pay the Redemption Price of Convertible Preferred Stock on the Business Day following the Redemption Date in accordance with the terms of this Certificate of Designations, then, immediately after the Redemption Date, the Convertible Preferred Stock will cease to be outstanding, whether or not book-entry transfer is made or certificates representing the Convertible Preferred Stock are delivered to the transfer agent. At such time, all rights of a holder as a holder of Convertible Preferred Stock shall terminate, other than the right to receive the Redemption Price upon delivery of the certificates representing the Convertible Preferred Stock.

8. Voting Rights.

                  In addition to any voting rights provided by law, the holders of shares of Convertible Preferred Stock shall have the following voting rights:

                  (a) So long as any shares of the Convertible Preferred Stock remain outstanding, each share of Convertible Preferred Stock shall entitle the holder thereof to vote on all matters voted on by holders of Common Stock, voting together with the Common Stock as a single class (together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock) at all meetings of the stockholders of the Corporation, or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law. In any vote with respect to which the Convertible Preferred Stock shall vote with the holders of Common Stock as a single class together with all other classes and series of stock of the Corporation that are entitled to vote as a single class with the Common Stock, each share of Convertible Preferred Stock shall entitle the holder thereof to cast the number of votes equal to the number of votes which could be cast in such vote by a holder of the number of shares of Common Stock into which such share of Convertible Preferred Stock is convertible on the record date of such vote. Such voting right of the holders of the Convertible Preferred Stock may be exercised at any annual meeting of stockholders, any special meeting of stockholders, or by written consent of the minimum number of shares required to take such action pursuant to Section 228 of the Delaware General Corporation Law.

                  (b) On any matter on which the holders of Convertible Preferred Stock are entitled by law or under the Certificate of Incorporation to vote separately as a class, each such holder shall be entitled to one vote for each share held, and such matter shall be determined by a majority of the votes cast unless the General Corporation Law of the State of Delaware or this Certificate of Designations requires approval by a higher percentage.

                  (c) The Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds (2/3) of the issued and outstanding shares of Convertible Preferred Stock voting together as a separate class:

                           (i) amend, modify, alter, repeal or waive the
                  application of (including by way of merger, consolidation, combination or otherwise) any provision of this Certificate of Designations, the Certificate of Incorporation or by-laws of the Corporation or any of its Subsidiaries in any manner that adversely affects the powers, rights, preferences or privileges of the holders of the Convertible Preferred Stock or enter into any agreement or take any other corporate action (or permit any of its Subsidiaries to enter into any agreement or take any corporate action) which would in any way amend, modify, alter, repeal or waive the powers, rights, preferences or privileges of the Convertible Preferred Stock; or

                           (ii) increase or decrease the authorized shares of
                  Convertible Preferred Stock.

9. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

10. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock and any qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional and other special rights of the Convertible Preferred Stock or qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect, and no voting powers, preferences and relative, participating, optional or other special rights of the Convertible Preferred Stock or qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Convertible Preferred Stock or qualifications, limitations and restrictions thereof unless so expressed herein.

11. Record Holders. The Corporation and the transfer agent for the Convertible Preferred Stock may deem and treat the record holder of any shares of Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12. Notice. Except as may otherwise be provided for herein, all notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon receipt, in the case of a notice of conversion given to the Corporation as contemplated in Section 5(b) hereof, or, in all other cases, upon the earlier of receipt of such notice or three Business Days after the mailing of such notice if sent by registered mail (unless first-class mail shall be specifically permitted for such notice under the terms of this Certificate of Designations) with postage prepaid, addressed: if to the Corporation, to its offices at 2525 Stemmons Freeway, Dallas, Texas 75207, Attention: Secretary or to an agent of the Corporation designated as permitted by this Certificate, or, if to any holder of the Convertible Preferred Stock, to such holder at the address of such holder of the Convertible Preferred Stock as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Convertible Preferred Stock); or to such other address as the Corporation or holder, as the case may be, shall have designated by notice similarly given.

13. Merger or Consolidation.

                  (a) In connection with a merger or consolidation in which the Corporation is not the surviving corporation (other than any Liquidation Event),
(i) the shares of Convertible Preferred Stock shall become shares of the surviving corporation or other entity resulting from such merger or consolidation (the "New Shares") with powers, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions similar to those of the Convertible Preferred Stock immediately prior to such merger or consolidation, with such modifications as may be deemed appropriate by the Board of Directors or the board of directors of the surviving entity, so long as, the economic value of the New Shares is substantially equivalent to or higher than, in the good faith opinion of the Board of Directors or the board of directors of the surviving entity, the value of the shares of Convertible Preferred Stock immediately prior to such merger or consolidation and (ii) the New Shares shall be convertible into, in lieu of the shares of Common Stock otherwise issuable upon conversion of Convertible Preferred Stock, such shares of stock, securities and/or other property as would have been issued or payable in such merger or consolidation in exchange for the number of shares of Common Stock that would have been issuable immediately prior to such merger or consolidation upon conversion of the Convertible Preferred Stock replaced by such New Shares.

                  (b) The provisions of Section 13(a) shall be inapplicable in the event that the Convertible Preferred Stock (i) is converted under Section 5 prior to or simultaneously with the closing of the merger or consolidation referred to in paragraph (a) above, (ii) is subject to mandatory conversion under Section 6 or (iii) is subject to redemption under Section 7.



                                    * * * * *

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be duly executed by its duly authorized officer this 24th day of June, 2003.


                                        TRINITY INDUSTRIES, INC.


                                        By: /s/ TIMOTHY R. WALLACE
                                           -------------------------------------
                                           Timothy R. Wallace
                                           Chairman, President and Chief
                                           Executive Officer